Exhibit 99.1

Advanced Voice Recognition Systems, Inc. to Receive $5 Million Investment From Wichita, Kansas Firm Lion Share Capital, LLC

Monday, September 29, 2008, 8:00 am ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Advanced Voice Recognition Systems, Inc. (OTCBB:AVOI - News) today announced that private equity firm Lion Share Capital, LLC has committed to purchase 16,000,000 shares of the Company's common stock for $5 million. The investment by Lion Share Capital will be made in installments, commencing on November 9, 2008. Advanced Voice Recognition Systems, Inc., (AVRS) specializes in creating interface and application solutions utilizing patented and proprietary algorithms, software and hardware for speech recognition technology.

AVRS President and CEO Walter Geldenhuys said, "We plan to use the additional capital to strengthen our position in the speech technology market. The funding of this investment is expected to allow us to aggressively accelerate several aspects of expansion by adding additional members to our development team, implementing new technological advances, enhancing our sales and marketing efforts, and putting more resources into finalizing a pending patent that we believe will enhance our technological superiority."

Jeffrey Williams, Lion Share Capital General Manager, said, "We find AVRS to be a sound technology company with a unique approach to operations. We are confident that the Stock Purchase Agreement and committed investment of $5 million will place AVRS on the fast track. We believe that Mr. Geldenhuys has guided AVRS into waters that will lead to its continued success."

The full text of the Stock Purchase Agreement will be attached to the Company's 8-K Report to be filed with the U.S. Securities and Exchange Commission (SEC).

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as determined by the SEC. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include prospects for commercial success of products being developed by the Company, the availability and receipt of financing, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contact:
Advanced Voice Recognition Systems, Inc.
Walter Geldenhuys, CEO, 480-704-4183